TERMINATION, SETTLEMENT, AND MUTUAL RELEASE AGREEMENT

THIS TERMINATION, SETTLEMENT, AND MUTUAL RELEASE AGREEMENT (this “Agreement”), is entered into as of February 23, 2018 (the “Effective Date”), by and between PATRICK G. BURKE (“Burke”) and CANNASYS, INC., a Nevada corporation (the “Company”). Burke and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

Recitals

A.Burke was employed by the Company as its chief operations officer, president, treasurer, and secretary under the terms and conditions of an Amended and Restated Executive Employment Agreement effective December 29, 2017 (the “Employment Agreement”).

B.On the Effective Date, Burke voluntarily terminated his Employment Agreement and resigned from his positions with the Company and as a member of its board of directors. The Company has accepted Burke’s termination and resignation as of the Effective Date (“Termination”).

C.Under section 6 of the Employment Agreement, Burke is entitled to certain accrued obligations and severance payments.

D.The Company acknowledges that during the employment term, Burke acted in good faith in carrying out his duties under the Employment Agreement.

E.On Termination, each Party desires to release the other Party for any and all matters related to the Employment Agreement.

Agreement

THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Additional Agreements. In consideration of Burke’s service to the Company, as of the Effective Date, the Parties agree as follows:

(a)The Company will amend Burke’s promissory note dated September 9, 2017, to extend the maturity date to September 30, 2018, and increase the principal balance to $30,000, as set forth in the amendment to promissory note attached as Exhibit A.

(b)The Company will cancel Burke’s restricted stock grant for 8,000,000 restricted shares of common stock dated December 29, 2017, and replace the stock grant with a new promissory note in the principal amount of $21,000, in the form attached as Exhibit B. Burke agrees to forfeit his right to the 4,000,000 vested Grantee Shares under the December 29, 2017, stock grant and confirms that no stock certificates were issued. The parties acknowledge and agree that before the restricted stock grant dated June 30, 2017, was superseded by the restricted stock grant of December 29, 2017, 1,687,500 shares had vested and were issuable to Burke, and that Burke will retain those shares.

(c)The Company will pay Burke his monthly salary of $7,000 for the months of January, February, and March 2018, and the Company will pay all health care premiums for Burke and withholding taxes during the severance period and withholding taxes accrued prior to the Effective Date related to Burke’s compensation.

2.Waiver and Release.

(a)The Company, on its behalf and on behalf of its parents, subsidiaries, and affiliates, and the predecessors, successors, and assigns of each of the foregoing (collectively, the “Company Releasing Parties”), does hereby forever, absolutely, unconditionally, and irrevocably release, discharge, and acquit Burke and his heirs, beneficiaries, devisees, agents, attorneys, and representatives, and the predecessors, successors, and assigns of each of the foregoing (collectively, the “Company Released Parties”), to the fullest extent permitted by law, of and from: (i) any and all agreements, rights, entitlements, or obligations of any kind; and (ii) any and all injuries, liabilities, indebtedness, breaches of contract, breaches of duty, or any relationship, acts, omissions, malfeasance, damages, cause or causes of action, sums of money, accounts, demands, suits, remedies, setoffs, recoupments, compensations, contracts, controversies, promises, and accountings of every type, kind, nature, description, or character, and irrespective of how, why, or by reason of what facts, whether heretofore or now existing or hereafter discovered or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, whether at law, tort, equity, or in administrative proceedings, whether at common law or pursuant to federal, state, or local statute, each as though fully set forth herein at length (collectively, “Company Claims”), which any Company Releasing Party had, now has, or absent the execution and delivery of this Agreement could have against any of the Company Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever, before the Effective Date (collectively, the “Company Released Claims”); provided, however, this release is not intended to release and will not operate to release any and all agreements and obligations of the Parties set forth in this Agreement or any Company Claims related thereto. Each Company Releasing Party also specifically agrees and understands that the release contained in this subsection 2(a) includes Company Claims that such Company Releasing Party presently does not know or suspect to exist, even if such Company Releasing Party would not have entered into this Agreement had the Company Releasing Party known that those Company Claims existed, including any oral, verbal, written, or text message agreements, understandings, or dealings. Each Company Releasing Party understands and agrees that the foregoing release means that such Company Releasing Party is giving up the right to sue the Company Released Parties on any Company Released Claims.

(b)Burke, on his own behalf and on behalf of his heirs, beneficiaries, devisees, agents, attorneys, and representatives, and the predecessors, successors, and assigns of each of the foregoing (collectively, the “Burke Releasing Parties”), does hereby forever, absolutely, unconditionally, and irrevocably release, discharge, and acquit the Company and each of its administrators, parents, subsidiaries, affiliates, officers, directors, managers, employees, members, agents, attorneys, and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Burke Released Parties”), to the fullest extent permitted by law, of and from: (i) any and all agreements, rights, entitlements, or obligations of any kind; and (ii) any and all injuries, liabilities, indebtedness, breaches of contract, breaches of duty, or any relationship, acts, omissions, malfeasance, damages, cause or causes of action, sums of money, accounts, demands, suits, remedies, setoffs, recoupments, compensations, contracts, controversies, promises, and accountings of every type, kind, nature, description, or character, and irrespective of how, why, or by reason of what facts, whether heretofore or now existing or hereafter discovered or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, whether at law, tort, equity, or in administrative proceedings, whether at common law or pursuant to federal, state, or local statute, each as though fully set forth herein at length (collectively, “Burke Claims”), which any Burke Releasing Party had, now has, or absent the execution and delivery of this Agreement could have against any of the Burke Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever, before the Effective Date (collectively, the “Burke Released Claims”); provided, however, this release is not intended to release and will not operate to release any and all agreements and obligations of the Parties set forth in this Agreement or any Burke Claims related thereto. Each Burke Releasing Party also specifically agrees and understands that the release contained in this subsection 2(b) includes Burke Claims that such Burke Releasing Party presently does not know or suspect to exist, even if such Burke Releasing Party would not have entered into this Agreement had the Burke Releasing Party known that those Burke Claims existed, including any oral, verbal, written, or text message agreements, understandings, or dealings. Each Burke Releasing Party understands and agrees that the foregoing release means that such Burke Releasing Party is giving up the right to sue the Burke Released Parties on any Burke Released Claims.

(c)The Company Releasing Parties and the Burke Releasing Parties are collectively referred to as the “Releasing Parties.” The Company Released Parties and the Burke Released Parties are collectively referred to as the “Released Parties.” The Company Claims and the Burke Claims are collectively referred to as the “Claims.” The Company Released Claims and the Burke Released Claims are collectively referred to as the “Released Claims.”

3.Covenant Not to Sue. From and after the Effective Date, each of the Releasing Parties hereby agrees not to: (a) commence or in any manner seek relief against any of the Released Parties through any suit or proceeding respecting, related to, or arising out of any of the Released Claims; (b) become a party to any suit or proceeding arising from or in connection with an attempt by or on behalf of any third party to enforce or collect an amount based on any of the Released Claims; or (c) assist the efforts of any third party attempting to enforce or collect an amount based on any of the Released Claims.

4.Modification. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by all Parties.

5.Valid Agreement. The Parties agree that under no circumstances will any Party make any contention that the provisions of this Agreement are void, voidable, or unenforceable for any reason. If any such contention is made by a Party, the court will reject such contention as being contrary to the intent of the Parties in accordance with the terms of this Agreement, and the court will construe this Agreement to be enforceable to the maximum extent provided by law.

6.Representation of Authority. Each individual signing this Agreement hereby warrants that the Party on whose behalf such individual executes this Agreement has authorized him to execute this Agreement on that Party’s behalf.

7.Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter hereof, and no other course of dealing, understanding, employment, or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby, copies of the forms of which are attached hereto as exhibits, will be of any force or effect. Any previous employment agreement, arrangement, understanding, or course of dealing is expressly merged into this Agreement. No amendment or modification hereof will be effective until and unless the same will have been set forth in writing and signed by the parties hereto.

8.Binding on Successors and Others. This Agreement and the covenants and conditions contained herein will be binding upon the Parties and applied to and be binding upon their respective assignees, licensees, sublicensees, transferees, principals, partners, limited partners, counsel, affiliates, officers, directors, stockholders, employees, servants, parents, heirs, predecessors, successors, agents, insurance carriers, attorneys, and representatives.

9.Construction. The Parties participated jointly in the preparation of this Agreement. Each Party to this Agreement has had the opportunity to draft, review, comment upon, and revise this Agreement. It is agreed that no rule of construction will apply against a Party or in favor of a Party. This Agreement will be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity will not be interpreted against one Party.

10.Advice of Counsel. The Parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Agreement, and they have read and understood this Agreement and have had it fully explained to them by their counsel.

11.Applicable Law. The Parties agree that this Agreement is executed and delivered, and is intended to be performed, in the state of Colorado, and the substantive laws of such state, excluding the principles of conflicts of laws, will govern the validity, construction, enforcement, and interpretation of this Agreement except insofar as federal laws will have application.

12.Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable, or unenforceable under any applicable law, such void, voidable, or unenforceable provision will not affect or invalidate any other provision of this Agreement, which will continue to govern the relative rights and duties of the parties as though the void, voidable, or unenforceable provision was not a part hereof. In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

13.Counterparts. This Agreement may be executed in any number of counterparts (and any counterpart may be executed by original, portable document format (pdf), or facsimile signature), each of which when executed and delivered will be deemed an original, but all of which will constitute one and the same instrument.

14.Attorneys’ Fees and Costs. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CANNASYS, INC.

/s/ Patrick G. Burke	By:	/s/ Michael A. Tew
PATRICK G. BURKE		Michael A. Tew, Chief Executive Officer